Exhibit 99.1

Financial Statement Adjustment Summary

	Entries Affected	Previously Reported	Adjustment	After Adjustment

Balance Sheets	Deposits received from underwriting sales	2,888,194	203,422	3,091,616
	Total liabilities	25,258,982	203,422	25,462,404

	Accumulated losses	(10,208,331)	(198,467)	(10,406,798)

	Accumulated other comprehensive income	494,414	(4,955)	489,459
	Total shareholders’ deficit	(3,088,299)	(203,422)	(3,291,721)

Statements of Operations	Net Revenues	9,278,031	(305,495)	8,972,536
	Cost of Revenues	(6,338,290)	107,028	(6,231,262)
	Gross Profit	2,939,741	(198,467)	2,741,274
	Net Loss	(1,218,355)	(198,467)	(1,416,822)

Cash Flows	Net Loss	(1,218,355)	(198,467)	(1,416,822)
	Deposit from underwriting sales	(725,033)	198,468	(526,565)

	Net cash used in operating activities	(4,875,741)	1	(4,875,740)
	Effect of exchange rate changes on cash and cash equivalents	61,380	1	61,381